Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 14, 2026, with respect to our audits of the consolidated financial statements of Veea Inc. and Subsidiaries as of December 31, 2025 and 2024, and for the years then ended, which report appears in Veea Inc.’s Annual Report on Form 10-K for the year ended December 31 2025. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

June 26, 2026